Exhibit 10.3
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.
June 4, 2007
Noven Pharmaceuticals, Inc.
11960 SW 144 Street
Miami, FL 33186
Attn: Pavan Handa, Vice President—Business Development

Re:	Letter Agreement dated as of June 15, 2004 by and between Noven Pharmaceuticals, Inc. (“Noven”) and Shire US Inc. (“Shire US”) relating to the development of an Amphetamine Transdermal Delivery System (the “2004 Letter Agreement”), such agreement having been assigned by Shire US to and assumed by its affiliate Shire Pharmaceuticals Ireland Limited (collectively, “Shire”) and as supplemented and amended by the Letter Agreement dated as of May 4, 2007 between Noven and Shire (the “May 2007 Amendment”) (collectively, the 2004 Letter Agreement and the May 2007 Amendment are referred to herein as the “ ATS Agreement”)
Dear Mr. Handa,
Whereas the parties have been engaged in the development of an Amphetamine Transdermal Delivery System (the “Product”) under the terms of the ATS Agreement, and
Whereas Shire wishes to * * * for the Product, and
Whereas the parties confirm their willingness to perform the activities under an amended Plan,
In consideration of the obligations set forth herein, the parties agree as follows:
1. Capitalized Terms. Capitalized terms used and not defined herein shall have the meanings set forth in the ATS Agreement.
2. Exercise of Buy-Back Right. Shire hereby gives notice that, pursuant to Sec. 3.3 of the May 2007 Amendment, Shire elects to exercise Shire’s Buy-Back Right to resume Shire’s exclusive participation with Noven in the development of the Product.

Within * * * of the date of this notice, Shire shall provide Noven with a payment in the amount of $5,875,0000 in full satisfaction of the obligations set forth in Sec. 3.3.1 and 3.3.2 of the May 2007 Amendment.
Upon receipt of the payment, * * *. Noven shall provide appropriate regulatory notices * * *, with a copy to * * *.
Shire shall assume responsibility for the obligations relating to the Plan, Product and Project from and after the payment date in accordance with the ATS Agreement as amended hereby.
3. Satisfaction of Buy-Back Obligations. Noven acknowledges and agrees that the Shire payment to Noven of an aggregate sum of Five Million Eight Hundred Seventy-Five Thousand Dollars ($5,875,000) will be in full and complete satisfaction of Shire’s Buy-Back payment obligations under Section 3.3 of the May 2007 Amendment. For the avoidance of doubt, Noven acknowledges that no additional payment shall be required with respect to the milestone set forth in 2(e) of the 2004 Letter Agreement.
4. Remaining Obligations: The payment obligation in Section 2(f) of the 2004 Letter Agreement shall remain unchanged.
5. Additional Payments. Payments to be made by Shire for the additional formulation and development work * * *.
6. * * *
7. * * *
8. License Agreement, Manufacturing and Supply Agreement. The parties agree that they will negotiate in good faith a license agreement (which shall include the material terms * * * and a manufacturing and supply agreement at a time mutually agreed to by the parties.
9. Except as amended hereby, all other provisions of the ATS Agreement remain in full force and effect.

If you are in agreement with the terms and conditions set forth herein, please so indicate by signing where indicated below and return an executed copy to me.
Very truly yours,

/s/ Simon Gibbins
Simon Gibbins, Director
SHIRE PHARMACEUTICALS IRELAND LIMITED

Acknowledged and agreed this 4th day of June 2007: NOVEN PHARMACEUTICALS INC
/s/ Pavan Handa
By:	Pavan Handa
Title:	Vice President — Business Development

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